As filed with the Securities and Exchange Commission on May 1, 2024.

Registration No. 333-278192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Churchill Capital Corp IX

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	6770	86-1885237
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

640 Fifth Avenue, 14th Floor

New York, NY 10019

Telephone: (212) 380-7500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jay Taragin

c/o Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Telephone: (212) 380-7500

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Joel L. Rubinstein, Esq Daniel E. Nussen, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file an exhibit to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

SEC/FINRA expenses	$105,000
Accounting and bookkeeping fees and expenses	40,000
Printing and engraving expenses	35,000
Legal fees expenses	325,000
Nasdaq listing and filing fees	80,000
Travel and roadshow expenses	10,000
Miscellaneous	405,000

Total	$1,000,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On December 18, 2023, our sponsor acquired an aggregate of 7,187,500 founder shares, acquired for $25,000, or approximately $0.003 per share. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the Class A ordinary shares underlying the private placement units). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act. In addition, our sponsor has subscribed to purchase an aggregate of 650,000 private placement units (or up to 725,000 private placement units if the underwriters’ over-allotment option is exercised in full), at a price of $10.00 per unit, for an aggregate purchase price of $6,500,000 (or up to $7,250,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will close simultaneously with the closing of this offering. Each private placement warrant contained in the private placement units is exercisable to purchase one whole Class A ordinary share at a price of $11.50 per share. These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

1.1	Form of Underwriting Agreement.*

3.1	Memorandum and Articles of Association of the Registrant.*

3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.*

4.1	Form of Specimen Unit Certificate.*

4.2	Form of Specimen Class A Ordinary Shares Certificate.*

4.3	Form of Specimen Public Warrant Certificate.* (included as an exhibit to Exhibit 4.5)

4.4	Form of Specimen Private Warrant Certificate.* (included as an exhibit to Exhibit 4.6)

4.5	Form of Public Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*

4.6	Form of Private Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*

5.1	Opinion of Ellenoff, Grossman & Schole L.L.P.*

5.2	Opinion of Ogier (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant.*

10.1	Promissory Note, dated December 18, 2023, issued to Sponsor by the Registrant.*

10.2	Form of Letter Agreement among the Registrant and its officers and directors and sponsor.*

10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*

10.4	Form of Registration Rights Agreement among the Registrant, sponsor and the other parties thereto.*

10.5	Securities Subscription Agreement, dated December 18, 2023, between the Registrant and Sponsor.*

10.6	Form of Private Placement Units Purchase Agreement between the Registrant and the Sponsor.*

10.7	Form of Indemnification Agreement.*

10.8	Form of Administrative Support Agreement between the Registrant and sponsor or an affiliate thereof.*

14	Code of Business Conduct and Ethics.*

23.1	Consent of WithumSmith+Brown, PC.**

Exhibit Number	Description

23.2	Consent of Ellenoff, Grossman & Schole L.L.P. (included in Exhibit 5.1).*

23.3	Consent of Ogier (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant (included in Exhibit 5.2).*

24	Power of Attorney.*

99.1	Form of Audit Committee Charter.*

99.2	Form of Compensation Committee Charter.*

99.3	Consent of Stephen Murphy.*

107	Filing Fee Table.*

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings.

(a)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY, on the 1st day of May, 2024.

Churchill Capital Corp IX

By:	/s/ Michael Klein
Name: Michael Klein
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Klein Michael Klein	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	May 1, 2024

/s/ Jay Taragin Jay Taragin	Chief Financial Officer (Principal Accounting Officer and Financial Officer)	May 1, 2024

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Churchill Capital Corp IX in New York, New York, on the 1st day of May, 2024.

By:	/s/ Michael Klein
Name: Michael Klein
Title: Chief Executive Officer